UNITED STATES
                         -------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         -------------------------------



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)




                              Neurogen Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.025 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64124E106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 2 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Four Partners
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             181,000
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          181,000
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      181,000
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      1.2%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      PN
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 3 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Four-Fourteen Partners LLC
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             300,000
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          300,000
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      300,000
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      2.0%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 4 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Andrew H. Tisch
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             547,125
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          547,125
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      547,125
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      3.7%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      IN
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 5 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Daniel R. Tisch
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             547,125
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          547,125
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      547,125
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      3.7%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      IN
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 6 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             James S. Tisch
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             547,125
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          547,125
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      547,125
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      3.7%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      IN
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 7 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Thomas J. Tisch
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             547,125
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          547,125
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      547,125
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      3.7%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      IN
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 8 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Andrew H. Tisch 1999 Annuity Trust II
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|
------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             409,625
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          409,625
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      409,625
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      2.8%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 9 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Daniel R. Tisch 1999 Annuity Trust II
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             409,625
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          409,625
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      409,625
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      2.8%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 10 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The James S. Tisch 1999 Annuity Trust II
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             409,625
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          409,625
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      409,625
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      2.8%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 11 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Thomas J. Tisch 1999 Annuity Trust II
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             409,625
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          409,625
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      409,625
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      2.8%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 12 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Andrew H. Tisch 1999 Annuity Trust VI
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|
------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             137,500
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          137,500
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      137,500
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      .9%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 13 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Daniel R. Tisch 1999 Annuity Trust VI
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|
------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             137,500
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          137,500
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      137,500
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      .9%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 14 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The James S. Tisch 1999 Annuity Trust VI
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|
------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             137,500
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          137,500
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      137,500
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      .9%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 64124E106                   13G                   Page 15 of 27 Pages
-------------------                                         -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             The Thomas J. Tisch 1999 Annuity Trust VI
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |_|
------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             137,500
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          137,500
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      137,500
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      .9%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      OO
------------ ------------------------------------------------------------------

Item 1.

              (a)   Name of Issuer

                    Neurogen Corporation (the "Issuer")

              (b)   Address of Issuer's Principal Executive Offices

                    35  Northeast Industrial Road
                    Branford, Connecticut 06405

Item 2.

              (a)   Name of Persons Filing

                    This Schedule 13G is being filed jointly by the following entities and individuals:

                    1. Four Partners, a New York general partnership ("FP");

                    2. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

                    3. Andrew H. Tisch;

                    4. Daniel R. Tisch;

                    5. James S. Tisch;

                    6. Thomas J. Tisch (Andrew H. Tisch, Daniel R. Tisch, James
                       S. Tisch and Thomas J. Tisch are referred to collectively as the "Messrs. Tisch");

                    7. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch
                       GRAT II");

                    8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch
                       GRAT II");

                    9. The James S. Tisch 1999 Annuity Trust II ("James Tisch
                       GRAT II"); and

                    10. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch
                       GRAT II"; and collectively with Andrew Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II").

                    11. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch
                       GRAT VI");

                    12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch
                       GRAT VI");

                    13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch
                       GRAT VI"); and

                    14. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch
                       GRAT VI"; and collectively with Andrew Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI" and together with the GRATs II, the "GRATs").

                    The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

                    The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

                    Each of the GRATs is a grantor retained annuity trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT II. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT II. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT II. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT II.

                    Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT VI. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT VI. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT VI. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT VI.



                    On February 26, 1999, FP purchased 190,000 shares of Common Stock (as defined below), bringing its total ownership to 1,638,500 shares of Common Stock. On March 5, 1999, the following transfers occurred (the "GRAT II Transfers"):

                    1. FP distributed all of the shares of Common Stock it owned in equal shares of 409,625 each to the four trusts that are partners of FP;

                    2. Each of the four trusts that are partners of FP distributed all of the 409,625 shares of Common Stock that it had received from FP to the Mr. Tisch who is the beneficiary of such trust;

                    3. Each of the Messrs. Tisch contributed all of the 409,625 shares of Common Stock that he had received to the GRAT for which he is the grantor.

                    Between March 15, 1999 and March 31, 1999, FP purchased 731,000 shares of Common Stock. On March 31, 1999, the following transfers occurred (the "GRAT VI Transfers"):

                    1. FP distributed 550,000 shares of common stock, $0.025 par value per share, of Neurogen Corporation ("Common Stock") it owned in equal shares of 137,500 each to the four trusts that are partners of FP;

                    2. Each of the four trusts that are partners of FP distributed all of the 137,500 shares of Common Stock that it had received from FP to the Mr. Tisch who is the beneficiary of such trust;

                    3. Each of the Messrs. Tisch contributed all of the 137,500 shares of Common Stock that he had received to the GRAT VI for which he is the grantor.

                    None of the GRAT II Transfers or GRAT VI Transfers was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

              (b)   Address of Principal Business Office or, if none, Residence

                    The mailing address of FP and 4-14P is:

                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY  10021

                    The mailing address for each of the GRATs is:

                    c/o Mr. Barry Bloom
                    655 Madison Avenue - 8th Floor
                    New York, NY  10021

                    The addresses of the Messrs. Tisch are:

                    Name                               Business Address
                    ----                               ----------------
                    Andrew H. Tisch                    667 Madison Avenue
                                                       New York, NY 10021

                    Daniel R. Tisch                    c/o Mentor Partners, L.P.
                                                       500 Park Avenue
                                                       New York, NY 10022

                    James S. Tisch                     667 Madison Avenue
                                                       New York, NY 10021

                    Thomas J. Tisch                    667 Madison Avenue
                                                       New York, NY 10021

              (c)   Citizenship

                    FP is a New York general partnership and 4-14P is a Delaware limited liability company.

                    The Messrs. Tisch are brothers and are United States citizens.

              (d)   Title of Class of Securities

                    Common Stock, $0.025 par value

              (e)   CUSIP Number

                    64124E106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a) |_| Broker or Dealer registered under Section 15 of the Act,

              (b) |_| Bank as defined in section 3(a)(6) of the Act,

              (c) |_| Insurance company as defined in section 3(a)(19) of
                      the Act,

              (d) |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940,

              (e) |_| Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940,

              (f) |_| An employee benefit plan, Pension Fund which is
                      subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F),

              (g) |_| A parent holding company, in accordance with
                      ss.240.13d-1(b)(ii)(G) (Note: See Item 7),

              (h) |_| A savings association as defined in Section 3(b) of
                      the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) |_| A church plan that is excluded from the definition of
                      an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to ss. 240.13d-1(c), check this box |X|.

Item 4.       Ownership

              (a-b) Amount Beneficially Owned and Percent of Class

FP owns 181,000 shares of Common Stock. Each GRAT II owns 409,625 shares of Common Stock. Each GRAT VI owns 137,500 shares of Common Stock. 4-14P owns 300,000 shares of Common Stock.

Set forth in the table below is the aggregate number of shares of Common Stock beneficially owned as of the date hereof by each person or entity listed in Item 2 above, together with the percentage of outstanding shares of Common Stock which is beneficially owned by each such person or entity.

Name of                       Amount and Nature of                   % of Class
Beneficial Owner              Beneficial Ownership              Outstanding (1)
----------------              --------------------              ---------------
Four Partners                       181,000                          1.2%
Four-Fourteen Partners              300,000                          2.0%
Andrew H. Tisch 1991 Trust                0                          0
Daniel R. Tisch 1991 Trust                0                          0
James S. Tisch 1991 Trust                 0                          0
Thomas J. Tisch 1991 Trust                0                          0
Andrew Tisch GRAT II                409,625                          2.8
Daniel Tisch GRAT II                409,625                          2.8
James Tisch GRAT II                 409,625                          2.8
Thomas Tisch GRAT II                409,625                          2.8
Andrew Tisch GRAT VI                137,500                          0.9
Daniel Tisch GRAT VI                137,500                          0.9
James Tisch GRAT VI                 137,500                          0.9
Thomas Tisch GRAT VI                137,500                          0.9
Andrew H. Tisch                     547,125 (2)                      3.7
Daniel R. Tisch                     547,125 (2)                      3.7
James S. Tisch                      547,125 (2)                      3.7
Thomas J. Tisch                     547,125 (2)                      3.7
                                    -------                          ---
Total                             2,669,500                         18.2%  (1)



--------------------------

(1) The ownership percentages set forth in the table above are based on 14,704,488 shares of Common Stock outstanding as of March 1, 1999, which information was reported on the Issuer's Form 10-K for the fiscal year ended December 31, 1998.

(2) Does not include shares owned by FP or 4-14P. Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRATs for which he is trustee.

              (c) Set forth in the table below is information with respect to the number of shares of Common Stock beneficially owned as of the date hereof by each person or entity named in Item 2 above, indicating, with respect to such shares of Common Stock, whether each such person has the sole power to vote or direct the vote or shared power to vote or direct the vote and sole power to dispose or direct the disposition or shared power to dispose or direct the disposition.


Name of                              Power to Vote or                 Power to Dispose or
Reporting Person                     Direct the Vote                  Direct the Disposition
----------------                     ----------------                 ----------------------
                                   Sole            Shared           Sole               Shared
                                   ----            ------           ----               ------
Four Partners                    181,000              0            181,000                0
Four-Fourteen Partners           300,000              0            300,000                0
Andrew H. Tisch 1991 Trust          0                 0               0                   0
Daniel R. Tisch 1991 Trust          0                 0               0                   0
James S. Tisch 1991 Trust           0                 0               0                   0
Thomas J. Tisch 1991 Trust          0                 0               0                   0
Andrew Tisch GRAT II             409,625              0            409,625                0
Daniel Tisch GRAT II             409,625              0            409,625                0
James Tisch GRAT II              409,625              0            409,625                0
Thomas Tisch GRAT II             409,625              0            409,625                0
Andrew Tisch GRAT VI             137,500              0            137,500                0
Daniel Tisch GRAT VI             137,500              0            137,500                0
James Tisch GRAT VI              137,500              0            137,500                0
Thomas Tisch GRAT VI             137,500              0            137,500                0
Andrew H. Tisch (1)(2)           547,125              0            547,125                0
Daniel R. Tisch (1)(2)           547,125              0            547,125                0
James S. Tisch (1)(2)            547,125              0            547,125                0
Thomas J. Tisch (1)(2)           547,125              0            547,125                0
--------------------

(1) By virtue of their status as trustees of the respective GRATs, the Messrs. Tisch may be deemed to have power to vote or direct the vote of the securities owned by those GRATs and power to dispose or direct the disposition of the securities owned by those GRATs.

(2) Does not include shares of Common Stock owned by FP or 4-14P. By virtue of their status as managing trustees of the trusts which are the general partners of FP, the

       Messrs. Tisch may be deemed to have indirectly shared power to vote or direct the vote of and to dispose or direct the disposition of the shares owned by FP. By virtue of their status as trustees of the trusts which are members of 4-14P, partners of the partnerships that are members of 4-14P and partners of the partnerships that are partners of the partnerships that are members of 4-14P, the Messrs. Tisch may be deemed to have indirectly shared power to vote or direct the vote of the securities owned by 4-14P and indirectly shared power to dispose or direct the disposition of the securities owned by 4-14P. By virtue of his status as manager of FP and 4-14P, Thomas J. Tisch may be deemed to have power to vote or direct the vote of the securities owned by FP and 4-14P and power to dispose or direct the disposition of the securities owned by FP and 4-14P.

Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 12, 1999                          FOUR PARTNERS

                                      By     /s/ Thomas J. Tisch
                                        ----------------------------------
                                             Thomas J. Tisch, Manager


                                        FOUR-FOURTEEN PARTNERS, LLC

                                      By     /s/ Thomas J. Tisch
                                        ----------------------------------
                                             Thomas J. Tisch, Manager


                                             /s/ Andrew H. Tisch
                                        ----------------------------------
                                             Andrew H. Tisch


                                             /s/ Daniel R. Tisch
                                        ----------------------------------
                                             Daniel R. Tisch


                                             /s/ James S. Tisch
                                        ----------------------------------
                                             James S. Tisch


                                             /s/ Thomas J. Tisch
                                        ----------------------------------
                                             Thomas J. Tisch


                                      THE ANDREW H. TISCH 1999 ANNUITY TRUST II

                                      By     /s/ Daniel R. Tisch
                                        ----------------------------------
                                             Daniel R. Tisch, Trustee

                                    THE DANIEL R. TISCH 1999 ANNUITY TRUST II

                                      By     /s/ James S. Tisch
                                        ----------------------------------
                                            James S. Tisch, Trustee


                                      THE JAMES S. TISCH 1999 ANNUITY TRUST II

                                      By     /s/ Thomas J. Tisch
                                        ----------------------------------
                                            Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 1999 ANNUITY TRUST II

                                      By     /s/ Andrew H. Tisch
                                        ----------------------------------
                                             Andrew H. Tisch, Trustee


                                      THE ANDREW H. TISCH 1999 ANNUITY TRUST VI

                                      By     /s/ Daniel R. Tisch
                                        ----------------------------------
                                            Daniel R. Tisch, Trustee


                                      THE DANIEL R. TISCH 1999 ANNUITY TRUST VI

                                      By     /s/ James S. Tisch
                                        ----------------------------------
                                             James S. Tisch, Trustee


                                      THE JAMES S. TISCH 1999 ANNUITY TRUST VI

                                      By     /s/ Thomas J. Tisch
                                        ----------------------------------
                                            Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 1999 ANNUITY TRUST VI

                                       By     /s/ Andrew H. Tisch
                                        ----------------------------------
                                              Andrew H. Tisch, Trustee

                                    AGREEMENT


              In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Schedule 13G dated April , 1999 relating to the Common Stock, $0.025 par value per share, of Neurogen Corporation, as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

Dated:  April 12, 1999



                                      FOUR PARTNERS

                                    By     /s/ Thomas J. Tisch
                                        ----------------------------------
                                           Thomas J. Tisch, Manager


                                       FOUR-FOURTEEN PARTNERS, LLC

                                     By     /s/ Thomas J. Tisch
                                        ----------------------------------
                                           Thomas J. Tisch, Manager


                                             /s/ Andrew H. Tisch
                                        ----------------------------------
                                             Andrew H. Tisch


                                             /s/ Daniel R. Tisch
                                        ----------------------------------
                                             Daniel R. Tisch


                                             /s/ James S. Tisch
                                        ----------------------------------
                                             James S. Tisch


                                             /s/ Thomas J. Tisch
                                        ----------------------------------
                                             Thomas J. Tisch

                                      THE ANDREW H. TISCH 1999 ANNUITY TRUST II

                                      By     /s/ Daniel R. Tisch
                                        ----------------------------------
                                            Daniel R. Tisch, Trustee


                                      THE DANIEL R. TISCH 1999 ANNUITY TRUST II

                                      By     /s/ James S. Tisch
                                        ----------------------------------
                                            James S. Tisch, Trustee


                                      THE JAMES S. TISCH 1999 ANNUITY TRUST II

                                      By     /s/ Thomas J. Tisch
                                        ----------------------------------
                                             Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 1999 ANNUITY TRUST II

                                       By     /s/ Andrew H. Tisch
                                        ----------------------------------
                                             Andrew H. Tisch, Trustee


                                      THE ANDREW H. TISCH 1999 ANNUITY TRUST VI

                                       By     /s/ Daniel R. Tisch
                                        ----------------------------------
                                             Daniel R. Tisch, Trustee


                                      THE DANIEL R. TISCH 1999 ANNUITY TRUST VI

                                       By     /s/ James S. Tisch
                                        ----------------------------------
                                              James S. Tisch, Trustee


                                      THE JAMES S. TISCH 1999 ANNUITY TRUST VI

                                      By     /s/ Thomas J. Tisch
                                        ----------------------------------
                                             Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 1999 ANNUITY TRUST VI

                                      By     /s/ Andrew H. Tisch
                                        ----------------------------------
                                             Andrew H. Tisch, Trustee